Lithia Motors Announces Entry Into Bend, Oregon Market With Honda and Chevrolet Franchises; Sale of Chrysler Store

MEDFORD, OR -- (Marketwire - July 20, 2010) - Lithia Motors, Inc. (NYSE: LAD) announced that today it acquired Honda of Bend and agreed to the transfer of Chevrolet and Cadillac brands from Bob Thomas Chevrolet Cadillac. The stores will add $35 million in estimated annual revenues.

Lithia also announced the disposal of its Fresno, California Dodge store to Fresno Chrysler Jeep, Inc. The store represented $17 million in estimated annual revenues.

Sid DeBoer, Chairman and CEO, commented, "Lithia is excited to be entering the Bend market. As an Oregon-based company headquartered in a similar-sized city, we pride ourselves on understanding these communities and their customers. These two transactions continue our progress towards diversification and improving our brand mix."

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States and a Fortune 800 company. Lithia sells 26 brands of new and all brands of used vehicles at 84 stores, which are located in 12 states. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

For additional information on Lithia Motors, contact the Investor Relations Department at (541) 776-6591 or visit www.lithia.com and click on "Investor Relations."

Sites
www.lithia.com
www.lithiacares.com
www.lithiajobs.com

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http://www.facebook.com/LithiaMotors

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http://www.facebook.com/pages/Lithia-Lifecom/34360183908?ref=ts

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Lithia Motors
Investor Relations Department
(541) 776-6591
www.lithia.com